Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES FIRST QUARTER 2022 EARNINGS

•Net income of $24 million, compared to $16 million in prior quarter and $18 million in first quarter 2021
•Earnings per diluted common share of $1.70, compared to $1.25 in prior quarter and $1.75 in first quarter 2021
•Return on average assets of 1.30% for first quarter 2022
•Return on average common equity and return on average tangible common equity of 11.38% and 18.75%, respectively, for first quarter 2022
•Returned capital to shareholders with $54 million in stock repurchases during the quarter
•Agreement to acquire Charter Bankshares, Inc. announced March 30

Green Bay, Wisconsin, April 19, 2022 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced first quarter 2022 net income of $24 million and earnings per diluted common share of $1.70, compared to $16 million and $1.25 for fourth quarter 2021, and $18 million and $1.75 for first quarter 2021, respectively. Annualized quarterly return on average assets was 1.30%, 0.96% and 1.64%, for first quarter 2022, fourth quarter 2021 and first quarter 2021, respectively.

On March 29, 2022, we entered into a definitive merger agreement with Charter Bankshares, Inc. (“Charter”) pursuant to which Charter will merge with and into Nicolet. Nicolet expects to issue approximately 1.26 million shares of Nicolet common stock and $38.8 million in cash for the acquisition of Charter. At December 31, 2021, Charter had total assets of $1.1 billion. The merger is expected to close in the third quarter of 2022, subject to customary closing conditions, including approval by regulators.

“The first quarter numbers reflect our focus on relationships rather than transactions and all revenue lines working together to serve the customer. We told our team that coming together as one bank was important in our two transactions in 2021, but working together is what will produce the results,” said Mike Daniels, President and CEO of Nicolet. “Our loan growth was solid, and our prospects and pipeline look strong. Asset quality remains outstanding, and our revenue lines in all areas of the bank; commercial, retail, wealth, and agriculture are seeing that a relentless focus on serving our customers and communities continues to create wins.”

“I would be remiss if I didn’t give all our support areas a quick public thank you. We have grown 60% in the last six months, and these teams have really stepped up to ensure a smooth transition. I am constantly impressed with the attitude and effort of these teams. I am optimistic about another smooth conversion and integration of Charter, and that we will keep our laser focus on running a great community bank,” CEO Daniels added.

Executive Chairman of Nicolet Bob Atwell commented, “The market reacted quite favorably to our announced Charter transaction despite the recent retreat in bank stock prices. Charter’s historic performance, overlaid with additional Nicolet products and services, has us excited about this western expansion.”

Evaluation of financial performance and certain balance sheet line items was impacted by the timing and size of Nicolet’s 2021 acquisitions, Mackinac Financial Corporation (“Mackinac”) on September 3, 2021 and County Bancorp, Inc. (“County”) on December 3, 2021. Certain income statement results, average balances and related ratios for 2021 include partial contributions from Mackinac and County, each from the respective acquisition date. At acquisition, Mackinac added assets of $1.5 billion, loans of $0.9 billion, and deposits of $1.4 billion, while at acquisition County added assets of $1.4 billion, loans of $1.0 billion, and deposits of $1.0 billion.

Balance Sheet Review
At March 31, 2022, period end assets were $7.3 billion, a decrease of $0.4 billion (5%) from December 31, 2021, including $0.2 billion of assets related to the sale of the Birmingham branch in January 2022, as well as lower cash and cash equivalents from the decline in deposits. Total loans increased $61 million from December 31, 2021, with continued reductions in PPP loans from loan forgiveness (down $16 million) more than offset by growth in the rest of the loan portfolio (up $77 million or 6.8% annualized, primarily in agricultural and commercial and industrial loans). Total deposits of $6.2 billion at March 31, 2022, decreased $0.2 billion from December 31, 2021, due to the repricing of acquired deposits to current market rates. Total capital was $836 million at March 31, 2022, a decrease of $56 million since December 31, 2021, mostly due to stock repurchase activity and unfavorable changes in the fair value of available for sale securities, partly offset by current quarter earnings. For the quarter ended March 31, 2022, Nicolet repurchased 593,713 shares of its common stock at a total cost of $54.4 million, or an average per share cost of $91.66.

Asset Quality
Nonperforming assets were $49 million and represented 0.68% of total assets at March 31, 2022, compared to $56 million or 0.73% at December 31, 2021. The allowance for credit losses-loans was $50 million and represented 1.07% of total loans at March 31, 2022, unchanged from December 31, 2021, given solid asset quality trends which offset the loan growth experienced along with negligible net charge-offs.

Income Statement Review - Quarter
Net income for first quarter 2022 was $24 million, compared to net income of $16 million for fourth quarter 2021.

Net interest income was $54 million for first quarter 2022, up slightly ($0.2 million) from fourth quarter 2021, as the impact of higher average balances was substantially offset by the continued pressure of a low interest rate environment, as well as two fewer days in the quarter. Average interest-earning assets of $6.7 billion were up $0.8 billion from fourth quarter 2021, largely due to the timing of the County acquisition. Average loans were up $736 million (including both organic growth and the County acquisition) and average investment securities were up $306 million (reflecting the strategic re-investment of approximately $0.5 billion excess cash liquidity into U.S. Treasury securities of varying yields and durations during fourth quarter, as well as the County acquisition), partly offset by lower balances in other interest-earning assets (down $255 million, mostly cash). Average interest-bearing liabilities of $4.7 billion increased $678 million from fourth quarter 2021, also largely due to the timing of the County acquisition, with average interest-bearing deposits up $635 million and wholesale funding up $42 million.

The net interest margin for first quarter 2022 was 3.23%, down 34bps from 3.57% for fourth quarter 2021. The yield on interest-earning assets decreased 37bps (to 3.48%) due to several factors including merger-related interest classification changes, the maturity or paydown of higher rate loans, and competitive pricing pressures on new and renewed loans from the then low interest rate environment. The cost of funds decreased 5bps (to 0.35%) for first quarter 2022, attributable mainly to the lower cost of deposits.

Noninterest income was $16 million for first quarter 2022, down slightly (1%) compared to fourth quarter 2021. Excluding net asset gains, noninterest income was $15 million, down $1 million from fourth quarter 2021. The net asset gains for each quarter were comprised primarily of gains on sales of other real estate owned (mostly closed bank branch locations) and market gains on equity investments. Net mortgage income of $3 million was down $1 million from fourth quarter 2021 on slowing mortgage activity. Trust services fee income and brokerage fee income combined increased $0.4 million (8%) over fourth quarter 2021.

Noninterest expense of $38 million decreased $2 million (5%) from fourth quarter 2021. Personnel expense decreased $0.3 million (1%) from fourth quarter 2021, while non-personnel expenses decreased $1.6 million (9%). The decrease in non-personnel expenses was largely due to $2.1 million lower merger-related expense, partly offset by $0.3 million higher intangible amortization related to the 2021 acquisitions.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central

Wisconsin, Northern Michigan and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Use of Non-GAAP Financial Measures
This communication contains non-GAAP financial measures, such as non-GAAP net income, non-GAAP earnings per diluted common share, tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets, where management believes such measures to be helpful to management, investors and others in understanding Nicolet’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measures, as well as the reconciliation of the non-GAAP measures to the GAAP financial measures, are provided. See “Reconciliation of Non-GAAP Financial Measures (Unaudited)” below. The non-GAAP net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also aid investors in comparing Nicolet’s financial performance to the financial performance of peer banks. Management considers non-GAAP financial ratios to be critical metrics with which to analyze and evaluate financial condition and capital strengths. While non-GAAP financial measures are frequently used by stakeholders in the evaluation of a corporation, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this communication, which are not statements of historical fact, constitute forward-looking statements within the meaning of the federal securities law. Such statements include, but are not limited to, statements about Nicolet’s business plans, objectives, expectations and intentions, including without limitation Nicolet’s prospects and pipelines looking strong and business focus moving forward, as well as certain plans, expectations, goals, projections and benefits relating to the proposed merger between Nicolet and Charter, all of which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Nicolet with the SEC, risks and uncertainties, including but not limited to risks and uncertainties for Nicolet with respect to its proposed merger with Charter, that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to: (1) the possibility that the proposed merger will not be completed due to the failure to satisfy one or more of the conditions of the merger, including the approvals of regulators or Charter shareholders; (2) the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; (3) the risk that integration of Charter’s operations with those of Nicolet will be materially delayed or will be more costly or difficult than expected; (4) the parties’ inability to meet expectations regarding the timing of the proposed merger; (5) changes to tax legislation and their potential effects on the accounting for the proposed merger; (6) diversion of management’s attention from ongoing business operations and opportunities due to the proposed merger; (7) the challenges of integrating and retaining key employees; (8) the effect of the announcement of the proposed merger on Nicolet’s, Charter’s or the combined company’s respective customer and employee relationships and operating results; (9) the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (10) dilution caused by Nicolet’s issuance of additional shares of Nicolet common stock in connection with the proposed merger; (11) the magnitude and duration of the COVID pandemic and its impact on the global economy and financial market conditions and Nicolet’s business, results of operations and financial condition; (12) changes in consumer demand for financial services; (13) general competitive, economic, political and market conditions and fluctuations; and additional risks that are discussed in Nicolet’s SEC filings. Please refer to Nicolet’s 2021 Annual Report on Form 10-K, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

The COVID pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic financial markets could adversely affect Nicolet’s revenues and the values of its assets and liabilities, lead to a tightening of credit, and increase stock price volatility. In addition, the COVID pandemic may result in changes to statutes, regulations, or regulatory policies or practices that could affect Nicolet in substantial and unpredictable ways.

All forward-looking statements included in this communication are made as of the date hereof and are based on information available to management at that time. Except as required by law, Nicolet does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Nicolet Bankshares, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)	03/31/2022	12/31/2021	09/30/2021	06/30/2021	03/31/2021
Assets
Cash and due from banks	$183,705	$209,349	$217,608	$77,634	$61,295
Interest-earning deposits	212,218	385,943	1,132,997	714,772	674,559
Cash and cash equivalents	395,923	595,292	1,350,605	792,406	735,854
Certificates of deposit in other banks	19,692	21,920	24,079	23,387	27,296
Securities available for sale, at fair value	852,331	921,661	715,942	562,028	558,229
Securities held to maturity, at amortized cost	684,991	651,803	49,063	—	—
Other investments	54,257	44,008	38,602	33,440	28,248
Loans held for sale	9,764	6,447	16,784	11,235	16,883
Other assets held for sale	—	199,833	177,627	—	—
Loans	4,683,315	4,621,836	3,533,198	2,820,331	2,846,351
Allowance for credit losses - loans	(49,906)	(49,672)	(38,399)	(32,561)	(32,626)
Loans, net	4,633,409	4,572,164	3,494,799	2,787,770	2,813,725
Premises and equipment, net	94,275	94,566	83,513	61,618	59,413
Bank owned life insurance ("BOLI")	135,292	134,476	100,690	84,347	83,788
Goodwill and other intangibles, net	338,068	339,492	269,954	173,711	174,501
Accrued interest receivable and other assets	102,210	113,375	86,162	57,405	45,867
Total assets	$7,320,212	$7,695,037	$6,407,820	$4,587,347	$4,543,804

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$1,912,995	$1,975,705	$1,852,119	$1,324,994	$1,216,477
Interest-bearing deposits	4,318,125	4,490,211	3,576,655	2,614,028	2,684,117
Total deposits	6,231,120	6,465,916	5,428,774	3,939,022	3,900,594
Short-term borrowings	—	—	—	—	—
Long-term borrowings	206,946	216,915	144,233	45,108	43,988
Other liabilities held for sale	—	51,586	47,496	—	—
Accrued interest payable and other liabilities	45,836	68,729	58,039	43,822	49,176
Total liabilities	6,483,902	6,803,146	5,678,542	4,027,952	3,993,758
Stockholders' Equity:
Common stock	135	140	120	98	100
Additional paid-in capital	524,478	575,045	425,367	261,096	271,388
Retained earnings	337,768	313,604	297,299	289,475	271,191
Accumulated other comprehensive income (loss)	(26,071)	3,102	6,492	8,726	7,367
Total Nicolet stockholders' equity	836,310	891,891	729,278	559,395	550,046
Total liabilities and stockholders' equity	$7,320,212	$7,695,037	$6,407,820	$4,587,347	$4,543,804

Common shares outstanding	13,456,741	13,994,079	11,952,438	9,843,141	9,987,897

Nicolet Bankshares, Inc.
Consolidated Statements of Income (Unaudited)
	Three Months Ended
(In thousands, except per share data)	03/31/2022	12/31/2021	09/30/2021	06/30/2021	03/31/2021
Interest income:
Loans, including loan fees	$51,299	$52,292	$35,294	$35,111	$33,862
Taxable investment securities	5,127	3,999	2,061	2,060	1,814
Tax-exempt investment securities	675	575	517	520	545
Other interest income	817	769	869	616	655
Total interest income	57,918	57,635	38,741	38,307	36,876
Interest expense:
Deposits	2,192	2,649	2,444	2,433	2,922
Short-term borrowings	—	1	—	—	—
Long-term borrowings	1,931	1,426	1,113	303	313
Total interest expense	4,123	4,076	3,557	2,736	3,235
Net interest income	53,795	53,559	35,184	35,571	33,641
Provision for credit losses	300	8,400	6,000	—	500
Net interest income after provision for credit losses	53,495	45,159	29,184	35,571	33,141
Noninterest income:
Trust services fee income	2,011	2,050	2,043	1,906	1,775
Brokerage fee income	3,688	3,205	3,154	2,991	2,793
Mortgage income, net	3,253	4,518	4,808	5,599	7,230
Service charges on deposit accounts	1,477	1,482	1,314	1,136	1,091
Card interchange income	2,581	2,671	2,299	2,266	1,927
BOLI income	933	722	572	559	527
Asset gains (losses), net	1,313	465	(1,187)	4,192	711
Other noninterest income	687	951	993	1,529	1,072
Total noninterest income	15,943	16,064	13,996	20,178	17,126
Noninterest expense:
Personnel expense	21,191	21,491	16,927	17,084	15,116
Occupancy, equipment and office	6,944	7,119	5,749	4,053	4,137
Business development and marketing	1,831	1,550	1,654	1,210	989
Data processing	3,387	3,582	2,939	2,811	2,658
Intangibles amortization	1,424	1,094	758	790	852
FDIC assessments	480	480	480	480	595
Merger-related expense	98	2,202	2,793	656	—
Other noninterest expense	2,195	1,890	1,761	3,663	1,734
Total noninterest expense	37,550	39,408	33,061	30,747	26,081
Income before income tax expense	31,888	21,815	10,119	25,002	24,186
Income tax expense	7,724	5,510	2,295	6,718	5,947
Net income	$24,164	$16,305	$7,824	$18,284	$18,239
Earnings per common share:
Basic	$1.77	$1.29	$0.75	$1.85	$1.82
Diluted	$1.70	$1.25	$0.73	$1.77	$1.75
Common shares outstanding:
Basic weighted average	13,649	12,626	10,392	9,902	9,998
Diluted weighted average	14,215	13,049	10,776	10,326	10,403

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended
(In thousands, except share & per share data)	03/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Selected Average Balances:
Loans	$4,688,784	$3,952,330	$3,076,422	$2,869,105	$2,825,664
Investment securities	1,575,624	1,269,562	611,870	537,632	528,342
Interest-earning assets	6,711,191	5,923,581	4,734,768	4,109,394	4,089,603
Cash and cash equivalents	568,472	839,607	1,100,153	716,873	750,075
Goodwill and other intangibles, net	338,694	294,051	201,748	174,026	174,825
Total assets	7,519,636	6,772,363	5,246,193	4,527,839	4,514,927
Deposits	6,392,544	5,754,778	4,448,468	3,897,797	3,875,205
Interest-bearing liabilities	4,683,915	4,006,307	3,093,031	2,684,871	2,764,232
Stockholders’ equity (common)	861,319	784,666	608,946	550,974	544,541
Selected Ratios: (1)
Book value per common share	$62.15	$63.73	$61.01	$56.83	$55.07
Tangible book value per common share (2)	$37.03	$39.47	$38.43	$39.18	$37.60
Return on average assets	1.30%	0.96%	0.59%	1.62%	1.64%
Return on average common equity	11.38	8.24	5.10	13.31	13.58
Return on average tangible common equity (2)	18.75	13.19	7.62	19.46	20.01
Average equity to average assets	11.45	11.59	11.61	12.17	12.06
Stockholders’ equity to assets	11.42	11.59	11.38	12.19	12.11
Tangible common equity to tangible assets (2)	7.14	7.51	7.48	8.74	8.60
Net interest margin	3.23	3.57	2.94	3.45	3.31
Efficiency ratio	54.56	56.73	65.32	59.37	51.84
Effective tax rate	24.22	25.26	22.68	26.87	24.59
Selected Asset Quality Information:
Nonaccrual loans	$39,670	$44,154	$16,715	$6,932	$8,965
Other real estate owned - closed branches	9,019	10,307	2,895	2,895	3,495
Other real estate owned	797	1,648	1,574	—	302
Nonperforming assets	$49,486	$56,109	$21,184	$9,827	$12,762
Net loan charge-offs (recoveries)	$66	$(10)	$58	$65	$47
Allowance for credit losses-loans to loans	1.07%	1.07%	1.09%	1.15%	1.15%
Net loan charge-offs to average loans (1)	0.01	0.00	0.01	0.01	0.01
Nonperforming loans to total loans	0.85	0.96	0.47	0.25	0.31
Nonperforming assets to total assets	0.68	0.73	0.33	0.21	0.28
Stock Repurchase Information:
Common stock repurchased (dollars) (3)	$54,420	$27,784	$17,125	$12,453	$4,102
Common stock repurchased (full shares) (3)	593,713	345,166	233,594	157,418	56,886
(1)Income statement-related ratios for partial-year periods are annualized.
(2)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation of these financial measures.
(3)Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.

Nicolet Bankshares, Inc.
Net Interest Income and Net Interest Margin Analysis (Unaudited)

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average		Average	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$13,503	$1,377	40.79%	$46,694	$5,549	46.50%	$206,498	$3,951	7.65%
All other loans	4,675,281	49,957	4.27%	3,905,636	46,770	4.70%	2,619,166	29,934	4.57%
Total loans (1) (2)	4,688,784	51,334	4.38%	3,952,330	52,319	5.20%	2,825,664	33,885	4.80%
Investment securities (2)	1,575,624	6,158	1.57%	1,269,562	4,860	1.53%	528,342	2,588	1.96%
Other interest-earning assets	446,783	817	0.73%	701,689	769	0.43%	735,597	655	0.36%
Total interest-earning assets	6,711,191	$58,309	3.48%	5,923,581	$57,948	3.85%	4,089,603	$37,128	3.63%
Other assets, net	808,445			848,782			425,324
Total assets	$7,519,636			$6,772,363			$4,514,927
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$4,009,898	$1,637	0.17%	$3,456,699	$1,743	0.20%	$2,395,948	$1,841	0.31%
Brokered deposits	459,460	555	0.49%	377,390	906	0.95%	316,589	1,081	1.38%
Total interest-bearing deposits	4,469,358	2,192	0.20%	3,834,089	2,649	0.27%	2,712,537	2,922	0.44%
Other interest-bearing liabilities	214,557	1,931	3.60%	172,218	1,427	3.30%	51,695	313	2.42%
Total interest-bearing liabilities	4,683,915	$4,123	0.35%	4,006,307	$4,076	0.40%	2,764,232	$3,235	0.47%
Noninterest-bearing demand deposits	1,923,186			1,920,689			1,162,668
Other liabilities	51,216			60,701			43,486
Stockholders' equity	861,319			784,666			544,541
Total liabilities and stockholders' equity	$7,519,636			$6,772,363			$4,514,927
Net interest income and rate spread		$54,186	3.13%		$53,872	3.45%		$33,893	3.16%
Net interest margin			3.23%			3.57%			3.31%

(1) Nonaccrual loans and loans held for sale are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%, and adjusted for the disallowance of interest expense.

Nicolet Bankshares, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
	At or for the Three Months Ended
(In thousands, except per share data)	03/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Adjusted net income reconciliation: (1)
Net income (GAAP)	$24,164	$16,305	$7,824	$18,284	$18,239
Adjustments:
Provision expense related to merger	—	8,400	6,000	—	—
Assets (gains) losses, net	(1,313)	(465)	1,187	(4,192)	(711)
Merger-related expense	98	2,202	2,793	656	—
Branch closure expense	—	—	944	—	—
Adjustments subtotal	(1,215)	10,137	10,924	(3,536)	(711)
Tax on Adjustments (25%)	(304)	2,534	2,731	(884)	(178)
Adjustments, net of tax	(911)	7,603	8,193	(2,652)	(533)
Adjusted net income (Non-GAAP)	$23,253	$23,908	$16,017	$15,632	$17,706
Common shares outstanding:
Weighted average diluted common shares	14,215	13,049	10,776	10,326	10,403
Diluted earnings per common share:
Diluted earnings per common share (GAAP)	$1.70	$1.25	$0.73	$1.77	$1.75
Adjusted Diluted earnings per common share (Non-GAAP)	$1.64	$1.83	$1.49	$1.51	$1.70
Tangible assets: (2)
Total assets	$7,320,212	$7,695,037	$6,407,820	$4,587,347	$4,543,804
Goodwill and other intangibles, net	338,068	339,492	269,954	173,711	174,501
Tangible assets	$6,982,144	$7,355,545	$6,137,866	$4,413,636	$4,369,303
Tangible common equity: (2)
Stockholders’ equity	$836,310	$891,891	$729,278	$559,395	$550,046
Goodwill and other intangibles, net	338,068	339,492	269,954	173,711	174,501
Tangible common equity	$498,242	$552,399	$459,324	$385,684	$375,545
Tangible average common equity: (2)
Average stockholders’ equity (common)	$861,319	$784,666	$608,946	$550,974	$544,541
Average goodwill and other intangibles, net	338,694	294,051	201,748	174,026	174,825
Average tangible common equity	$522,625	$490,615	$407,198	$376,948	$369,716
(1)The adjusted net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also to aid investors in the comparison of Nicolet’s financial performance to the financial performance of peer banks.
(2)The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.